   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1996

                                                      REGISTRATION NO. 333-13627
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        PROGENICS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2834                  13-3379479
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          PAUL J. MADDON, M.D., PH.D.
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        PROGENICS PHARMACEUTICALS, INC.
                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

         MARK R. BAKER, ESQ.                      DAVID E. REDLICK, ESQ.
           DEWEY BALLANTINE                           HALE AND DORR
     1301 AVENUE OF THE AMERICAS                     60 STATE STREET
       NEW YORK, NEW YORK 10019                BOSTON, MASSACHUSETTS 02109
            (212) 259-8000                            (617) 526-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission............  $   9,061
NASD Filing Fee.................................................      3,490
Blue Sky fees and expenses......................................     20,000
Accountants' fees and expenses..................................    350,000
Legal fees and expenses.........................................    500,000
Printing and engraving expenses.................................    250,000
Transfer agent and registrar fees...............................      5,000
Miscellaneous...................................................      2,449
                                                                  ---------
            Total...............................................  $1,140,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    The Company has entered into Indemnification Agreements with each of its officers and directors, pursuant to which the Company has agreed to indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law.

    The Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued securities to a limited number of persons, as described below. No underwriter or underwriting discounts or commissions were involved. There was no public offering in any such transaction and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act") by reason of Section 4(2) thereof based on the private nature of the transactions and the sophistication of the purchasers, all of whom had access to information concerning the Registrant and acquired the securities for investment and not with a view to the distribution thereof.

    From January 1993 through August 1993, the registrant issued a total of 272,270 shares of Series B Preferred Stock, $.001 par value per share, and warrants to purchase 272,270 shares of Series B Preferred Stock, to 33 individuals and entities of whom two entities are affiliates of the Company, one individual is a director and the rest are accredited investors for an aggregate purchase price of $1,089,080 in cash.

    In September 1993 and October 1993, the registrant issued a total of 562,500 shares of Series B Preferred Stock, and warrants to purchase 562,500 shares of Series B Preferred Stock, to three entities of whom two entities are affiliates of the Company and the remaining entity is an accredited investor for an aggregate purchase price of $2,250,000.

    In February 1994, the registrant issued a total of 719,310 shares of Series B Preferred Stock to 22 individuals and entities of whom one entity is an affiliate of the Company, one individual is a director and the remaining individuals and entities are accredited investors for an aggregate purchase price of $3,596,550 in cash.

    In November 1995 and December 1995, the registrant issued a total of 424,184 shares of Series C Preferred Stock, $.001 par value per share, and warrants to purchase 106,046 shares of Series C Preferred Stock, to seven individuals and entities of whom one individual is a director, two entities are affiliated with a director of the Company and the remaining individuals and entities are accredited investors for an aggregate purchase price of $897,249 in cash and conversion of a note payable in the principal amount of $1,200,000 plus accrued interest thereon of $23,671.

    In December 1995, the registrant issued 45,000 shares of Common Stock, $.0013 par value per share, to one entity which is a licensor as partial consideration for a license agreement.

    In January 1996 and February 1996, the registrant issued a total of 964,812 shares of Series C Preferred Stock, and warrants to purchase 241,203 shares of Series C Preferred Stock, to 52 individuals and entities of whom two entities are affiliates of the Company, two individuals are directors and the remaining individuals and entities are accredited investors for an aggregate purchase price of $4,824,060 in cash.

    From January 1, 1993 to September 30, 1996, the Company issued options to purchase 1,549,163 shares of Common Stock (of which options to purchase 57,750 shares of Common Stock subsequently have been cancelled) to employees and consultants of the Company pursuant to the 1989 Option Plan, the 1993 Option Plan and the 1993 Executive Option Plan. None of such options has been exercised.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    **1.1  --Form of Underwriting Agreement
    **3.1  --Certificate of Incorporation, as amended, of the Registrant
    **3.2  --By-Laws of the Registrant
    **4.1  --Specimen Certificate for Common Stock, $0.0013 par value per share, of the
             Registrant
    **5.1  --Opinion of Dewey Ballantine
   **10.1  --Form of Registration Rights Agreement
   **10.2  --1989 Non-Qualified Stock Option Plan
   **10.3  --1993 Stock Option Plan, as amended
   **10.4  --1993 Executive Stock Option Plan
   **10.5  --Amended 1996 Stock Incentive Plan
   **10.6  --Form of Indemnification Agreement
   **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr. Paul
             J. Maddon
   **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel
   **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide Corporation
   +10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I.
             DuPont De Nemours and Company, as amended October 27, 1995
   +10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I. DuPont
             De Nemours and Company
 **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel
             Corporation
 **+10.13  --License Agreement dated November 17, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research
   +10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research
 **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the Registrant and Aquila Biopharmaceuticals Inc.
 **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and Aquila
             Biopharmaceuticals Inc.
 **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the Registrant and the Centers for Disease Control and Prevention
 **+10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated
             March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the Trustees of Columbia University
 **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the University of California
   +10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune,
             Inc.

 **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I.
             DuPont De Nemours and Company
  **10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited Partnership
   **11.1  --Statement of computation of loss per share for the years ended December 31, 1993,
             1994 and 1995
   **11.2  --Statement of computation of loss per share for the nine months ended September
             30, 1995 and 1996
   **11.3  --Pro forma statement of computation of loss per share
   **23.1  --Consent of Coopers & Lybrand L.L.P.
   **23.2  --Consent of Dewey Ballantine (contained in Exhibit 5.1)
   **24.1  --Power of Attorney (included on page II-5)
   **27.1  --Financial Data Schedule

------------------------
**  Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

    (b) Financial Statement Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on November 26, 1996.

                                PROGENICS PHARMACEUTICALS, INC.

                                BY:        /s/ PAUL J. MADDON, M.D., PH.D
                                     -----------------------------------------
                                            Paul J. Maddon, M.D., Ph.D.
                                               Chairman of the Board,
                                       Chief Executive Officer and President

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on November 26, 1996 in the capacities indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and President (principal    November 26, 1996
 Paul J. Maddon, M.D., Ph.D.      executive officer)

                                Vice President, Finance and
              *                   Operations, Treasurer
------------------------------    (principal accounting and   November 26, 1996
      Robert A. McKinney          financial officer)

              *                 Director
------------------------------                                November 26, 1996
       Charles A. Baker

              *                 Director
------------------------------                                November 26, 1996
        Mark F. Dalton

              *                 Director
------------------------------                                November 26, 1996
    Stephen P. Goff, Ph.D.

              *                 Director
------------------------------                                November 26, 1996
    Elizabeth M. Greetham

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                November 26, 1996
       Paul F. Jacobson

              *                 Director
------------------------------
  David A. Scheinberg, M.D.,                                  November 26, 1996
            Ph.D.

*By:                    /s/ ROBERT A. MCKINNEY
             ------------------------------------------
                         Robert A. McKinney
                       (As Attorney-in-Fact)

                               INDEX TO EXHIBITS

 EXHIBITS                                               DESCRIPTION                                               PAGE
-----------  -------------------------------------------------------------------------------------------------  ---------
      **1.1  --Form of Underwriting Agreement

      **3.1  --Certificate of Incorporation, as amended, of the Registrant

      **3.2  --By-Laws of the Registrant

      **4.1  --Specimen Certificate for Common Stock, $.0013 par value per share, of the Registrant

      **5.1  --Opinion of Dewey Ballantine

     **10.1  --Form of Registration Rights Agreement

     **10.2  --1989 Non-Qualified Stock Option Plan

     **10.3  --1993 Stock Option Plan as amended

     **10.4  --1993 Executive Stock Option Plan

     **10.5  --Amended 1996 Stock Incentive Plan

     **10.6  --Form of Indemnification Agreement

     **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr. Paul J. Maddon

     **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel

     **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide Corporation

     +10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I. DuPont De Nemours and Company, as amended, October 27, 1995

     +10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I. DuPont De Nemours and Company

   **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel Corporation

   **+10.13  --License Agreement dated November 17, 1994 between the Registrant and Sloan-Kettering Institute for Cancer Research

     +10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and Sloan-Kettering
              Institute for Cancer Research

   **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the Registrant and Cambridge
              Biotech Corporation

   **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and Cambridge Biotech
              Corporation

   **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the Registrant and the Centers for Disease Control and Prevention

   **+10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the Trustees of Columbia University

   **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the University of California

     +10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune, Inc.

   **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I. DuPont De Nemours and Company

    **10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited Partnership

     **11.1  --Statement of computation of loss per share for the years ended December 31, 1993, 1994 and 1995

     **11.2  --Statement of computation of loss per share for the nine months ended September 30, 1995 and
              1996

     **11.3  --Pro forma statement of computation of loss per share

     **23.1  --Consent of Coopers & Lybrand L.L.P.

     **23.2  --Consent of Dewey Ballantine (contained in Exhibit 5.1)

     **24.1  --Power of Attorney (included on page II-5)

     **27.1  --Financial Data Schedule

------------------------
**  Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.